EXHIBIT 99

SP Plus Corporation Announces Third Quarter 2014 Results

Strong Growth in Gross Profit and Free Cash Flow;

Post-Merger Integration Nears Completion

CHICAGO, Nov. 5, 2014 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its third quarter 2014 results.

Financial Summary

In millions except per share	Three Months Ended		Three Months Ended
	September 30, 2014		September 30, 2013
	Reported	Adjusted (4)	Reported	Adjusted (4)
Gross profit (1)	$43.6	$43.9	$40.1	$40.1
General and administrative expenses (1)	$24.1	$21.1	$20.5	$18.6
Net income attributable to SP Plus (1),(2)	$4.3	$6.2	$3.7	$4.8
Earnings per share (EPS) (1),(2)	$0.19	$0.28	$0.17	$0.22
EBITDA (1),(4)	$18.7	$21.9	$18.9	$20.8
Free cash flow (3),(4)	$9.3	$10.0	($1.0)	($1.0)

In millions except per share	Nine Months Ended		Nine Months Ended
	September 30, 2014		September 30, 2013
	Reported	Adjusted (4)	Reported	Adjusted (4)
Gross profit (1)	$126.8	$128.0	$126.4	$126.4
General and administrative expenses (1)	$75.2	$70.2	$75.3	$66.1
Net income attributable to SP Plus (1),(2)	$13.9	$11.2	$6.9	$12.3
Earnings per share (EPS) (1),(2)	$0.62	$0.50	$0.31	$0.55
EBITDA (1),(4)	$49.5	$55.7	$49.1	$58.3
Free cash flow (3),(4)	$22.1	$24.3	($4.0)	($4.0)

(1)Adjusted to eliminate merger and integration related costs, including severance payments, professional fees, divestiture-related costs and amortization of restricted stock units granted in connection with the October 2012 merger, as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases that have been recognized as expenses in the Company's results of operations for the three and nine month periods ended September 30, 2014 and 2013.

(2)Adjusted net income attributable to SP Plus and Adjusted EPS for the nine months ended September 30, 2014 adjusted to eliminate the income tax benefit from the reversal of a valuation allowance for deferred tax assets recognized in the first quarter of 2014.

(3)Adjusted free cash flow excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(4)Refer to accompanying financial tables for a reconciliation of these non-GAAP financial measures.

James A. Wilhelm, Chief Executive Officer, stated, "We achieved solid third quarter results based on our strong execution across our business, which helped generate substantial year-over-year gross profit growth. During the quarter we saw a resurgence of activity in New York City and some other large markets, as well as improved performance at some of our airport locations. This strong operating performance coupled with our continued focus on accounts receivable resulted in solid free cash flow in the quarter."

Mr. Wilhelm added, "Following two years of diligent work, I am pleased to report that the merger integration process is nearly complete and we expect all locations to be operating on one system by year end as scheduled. The fact that we were able to successfully complete the integration on schedule is a testament to the unwavering dedication and perseverance of all of our operating and administrative support teams, who I commend for this substantial achievement.

"We also recently announced a new joint venture with Parkmobile USA that we believe will become the leading provider of on-demand and prepaid transaction processing for on- and off-street parking and transportation services.

"Finally, as we announced last week, we will implement our leadership succession plan at the end of the year, when Marc Baumann will become CEO and President and I'll assume the role of Chairman of the Board. Marc has demonstrated outstanding leadership across the business during the last 14 years with a proven track record of operational and management expertise. I have full confidence in his ability to lead the Company and look forward to working with him to capitalize on the exciting opportunities we have to accelerate our growth."

Third Quarter Operating Results

Gross profit in the third quarter of 2014 was $43.6 million, compared to $40.1 million in the third quarter of 2013, an increase of 9%. The quarter's reported gross profit growth benefitted from a year-over-year increase of $0.5 million in the net accretion on acquired lease contract rights and a partial payment of $0.5 million received regarding the Company's Hurricane Sandy insurance claim, the benefit of which was partially offset by $0.2 million of non-routine structural and other repair costs incurred in the third quarter of 2014. The resulting underlying gross profit increased $2.7 million, or 7%, in the third quarter of 2014 as compared to the 2013 third quarter.

Third quarter 2014 general and administrative (G&A) expenses were $24.1 million, including $3.0 million of merger and integration related costs, as compared to $20.5 million in the third quarter of 2013, which included $1.9 million of merger and integration related costs. Adjusted to eliminate these merger and integration related costs, third quarter 2014 adjusted G&A expenses were $21.1 million, an increase of $2.5 million from the third quarter of 2013 due primarily to changes in the Company's annual performance based compensation plan accruals and other compensation and benefit costs as well as legal fees incurred in connection with the Parkmobile joint venture. On a sequential quarter adjusted basis that eliminates merger and integration related costs from both periods, third quarter 2014 G&A decreased by 14% from the second quarter.

Net income attributable to SP Plus for the third quarter of 2014 was $4.3 million as compared to $3.7 million for the third quarter of 2013. Excluding merger and integration related costs and costs incurred for non-routine structural and other repairs, adjusted earnings per share was $0.28 an increase of $0.06 per share as compared to the third quarter of 2013.

The Company generated free cash flow of $9.3 million for the third quarter of 2014, which reflects the use of $0.7 million of cash for non-routine structural and other repairs, as compared with negative free cash flow of $1.0 million for the third quarter of 2013, during which the Company did not use any cash for non-routine structural or other repairs. The 2014 third quarter's free cash flow generation benefitted primarily from the Company's solid underlying business performance as well as a reduction in accounts receivable.

Recent Developments

The Company recently announced that it has entered into an agreement with Parkmobile USA, Inc. to establish Parkmobile, LLC, a joint venture that will be a leading provider of on-demand and prepaid transaction processing for on- and off-street parking and transportation services. The joint venture will be first to market with a comprehensive solution that addresses all parking verticals and consumer needs by leveraging the Parkmobile on-demand payment brand and the Click and Park white label parking prepayment transaction engine.

Noteworthy contract and new business activity during the third quarter included the following:

  Baylor University awarded the Company's SP+ GAMEDAY operating group a contract to manage and implement a traffic management plan and staffing for Baylor University football games and other events held at the school's McLane Stadium. The traffic plan and associated services will be provided across seven campus parking facilities. SP+ began operations in September.

  SP+ Transportation was awarded a multi-year contract to initiate, operate and manage the new Consolidated Rental Car Facility Shuttle Bus System at San Diego International Airport. This contract includes the procurement of 16 new ElDorado Axess transit buses, equipped with state-of-the-art technologies and GPS tracking systems. The facility is scheduled to open and commence service in January 2016.

  SP+ GAMEDAY secured three parking and traffic consulting contracts with the National Association for Stock Car Auto Racing, Inc. (NASCAR). The contracts relate to the Richmond International Speedway (Richmond, VA), Taladega Superspeedway (Taladega, AL) and Kansas Speedway (Kansas City, MO). Pursuant to the contracts, SP+ GAMEDAY will provide analyses of the speedways' public transportation systems and parking ingress/egress systems, and will make recommendations regarding new parking models to increase efficiency.

  USA Parking System was awarded a valet parking contract for the prestigious Raleigh Hotel in Miami Beach, Fla. In addition to providing for valet services, the multi-year contract includes automation of some of the hotel's parking facilities and installation of a new revenue control system. The Hotel is the flagship property of The Raleigh Group, a hospitality group owned by designer Tommy Hilfiger and currently managed by SBE Entertainment Group.

Year-to-Date Operating Results

Reported gross profit for the first nine months of 2014 was $126.8 million, compared to $126.4 million in the first nine months of 2013, an increase of $0.4 million. Reported gross profit growth was negatively impacted by a $1.7 million year-over-year decrease in the net accretion on acquired lease contract rights, $1.2 million incurred in 2014 for non-routine structural and other repairs, and the non-recurrence of a $2.7 million gain from the 2013 sale of a long-term contract right. The reported gross profit impact was partially offset by the $0.5 million Hurricane Sandy insurance payment received in 2014. The resulting underlying year-to-date gross profit increased by $5.4 million, or 4%, despite the severe 2014 winter weather impact on the first quarter of 2014.

G&A expenses for the first nine months of 2014 were $75.2 million, including $5.0 million of merger and integration related costs, as compared to $75.3 million in the first nine months of 2013, which included $9.2 million of merger and integration related costs. Adjusted to eliminate these merger and integration related costs, adjusted G&A expenses for the first nine months 2014 were $70.2 million as compared to $66.1 million for the first nine months of 2013, an increase of 6% partly due to increases in compensation and benefit costs as well as legal fees incurred in connection with the Parkmobile joint venture.

2014 Full-Year Outlook

Based on the year-to-date results, the Company continues to expect adjusted earnings per share to be at the lower end of the range of $0.77 to $0.87, which excludes expected full-year 2014 merger and integration related costs as well as the one-time, $0.28 per share tax benefit from the first quarter 2014 reversal of a valuation allowance for deferred tax assets.

In addition, through the first nine months of 2014 the Company has expensed $1.2 million for non-routine structural and other repairs at legacy Central Parking leases, and expects to incur additional amounts for such purposes throughout the remainder of 2014. These expenditures will impact 2014 earnings per share and free cash flow. All 2014 guidance continues to exclude these items.

The Company still expects to generate free cash flow of $35 to $40 million for the full-year 2014, excluding the impact of cash used for non-routine structural and other repairs.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on November 6, 2014, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its Standard Parking and Central Parking brands operate approximately 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2014 Full-Year Outlook," the statement regarding expectations for integration of Central Parking locations and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; the loss of customers, clients or strategic alliances as a result of the Central Parking merger; losses, or renewals on less favorable terms, of management contracts and leases, and costs of non-routine structural and other repairs incurred by the Company under certain lease contracts; adverse litigation judgments or settlements;  unanticipated Central Parking merger and integration expenses; intense competition; the impact of public and private regulations; changes in general economic and business conditions or demographic trends; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; information technology breakdown, invasion, destruction or interruption; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit excluding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted gross profit), general and administrative expenses excluding merger and integration related costs (also referred to as adjusted G&A), net income attributable to SP Plus excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and eliminating the reversal of a valuation allowance for deferred tax assets (also referred to as adjusted net income attributable to SP Plus), net income per share excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and eliminating the reversal of a valuation allowance for deferred tax assets (also referred to as adjusted EPS), EBITDA and EBITDA excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted EBITDA), and free cash flow and free cash flow excluding cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow). Adjusted gross profit has been further adjusted to exclude for the net accretion on acquired lease contract rights, net asset sales and proceeds from a partial payment of the Hurricane Sandy insurance claim to get to underlying gross profit.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process.The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, underlying gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

Adjusted gross profit and adjusted G&A are non-GAAP financial measures of gross profit and G&A expenses, respectively, excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases. Underlying gross profit also excludes the net accretion on acquired lease contract rights, net asset sales and proceeds from a partial payment of the Hurricane Sandy insurance claim. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improve comparability of financial results. Adjusted net income attributable to SP Plus and adjusted EPS (including in the Company guidance for 2014) are non-GAAP financial measures of net income attributable to SP Plus and EPS excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and eliminating the reversal of a valuation allowance for deferred tax assets. The Company believes its presentation of these financial measures improves comparability of financial results.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, and (iii) depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases. The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP PLUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	September 30,	December 31,
	2014	2013
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 18,165	$ 23,158
Notes and accounts receivable, net	114,074	115,126
Prepaid expenses and other	10,936	20,645
Deferred taxes	10,317	10,317
Total current assets	153,492	169,246
Leasehold improvements, equipment, land and construction in progress, net	45,281	44,885
Other assets:
Advances and deposits	5,373	7,149
Intangible assets, net	94,846	106,222
Favorable acquired lease contracts, net	50,935	60,034
Other assets, net	24,962	24,574
Cost of contracts, net	10,433	10,762
Goodwill	439,473	439,503
	626,022	648,244
Total assets	$ 824,795	$ 862,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 97,852	$ 115,493
Accrued and other current liabilities	105,650	102,350
Current portion of obligations under senior credit facility and other long-term debt obligations	30,481	24,632
Total current liabilities	233,983	242,475
Deferred taxes	10,117	17,348
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	232,015	263,457
Other long-term debt obligations	784	577
	232,799	264,034
Unfavorable lease contracts, net	64,182	74,130
Other long-term liabilities	63,443	60,677
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of September 30, 2014 and December 31, 2013; no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of September 30, 2014 and December 31, 2013; 21,998,094 and 21,977,311 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	22	22
Additional paid-in capital	243,392	240,665
Accumulated other comprehensive income	88	118
Accumulated deficit	(23,767)	(37,679)
Total SP Plus Corporation stockholders' equity	219,735	203,126
Noncontrolling interest	536	585
Total equity	220,271	203,711
Total liabilities and stockholders' equity	$ 824,795	$ 862,375

SP PLUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Parking services revenue:
Lease contracts	$ 129,004	$ 122,771	$ 370,597	$ 367,088
Management contracts	77,878	77,681	252,764	256,435
	206,882	200,452	623,361	623,523
Reimbursed management contract revenue	173,405	154,858	507,122	472,737
Total revenue	380,287	355,310	1,130,483	1,096,260
Cost of parking services:
Lease contracts	116,520	115,696	340,583	339,828
Management contracts	46,741	44,680	155,971	157,250
	163,261	160,376	496,554	497,078
Reimbursed management contract expense	173,405	154,858	507,122	472,737
Total cost of parking services	336,666	315,234	1,003,676	969,815
Gross profit:
Lease contracts	12,484	7,075	30,014	27,260
Management contracts	31,137	33,001	96,793	99,185
Total gross profit	43,621	40,076	126,807	126,445
General and administrative expenses	24,123	20,494	75,185	75,310
Depreciation and amortization	7,630	7,959	22,523	23,704
Operating income	11,868	11,623	29,099	27,431
Other expenses (income):
Interest expense	4,162	4,818	13,782	14,421
Interest income	(144)	(108)	(336)	(347)
	4,018	4,710	13,446	14,074
Income before income taxes	7,850	6,913	15,653	13,357
Income tax provision (benefit)	2,763	2,448	(421)	4,359
Net income	5,087	4,465	16,074	8,998
Less: Net income attributable to noncontrolling interest	785	721	2,162	2,070
Net income attributable to SP Plus Corporation	$ 4,302	$ 3,744	$ 13,912	$ 6,928
Common stock data:
Net income per share:
Basic	$ 0.20	$ 0.17	$ 0.63	$ 0.32
Diluted	$ 0.19	$ 0.17	$ 0.62	$ 0.31
Weighted average shares outstanding:
Basic	21,997,394	21,911,574	21,989,131	21,890,861
Diluted	22,426,787	22,285,723	22,392,572	22,226,030

SP PLUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Nine Months Ended
	September 30,	September 30,
	2014	2013

Operating activities:
Net income	$ 16,074	$ 8,998
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	22,493	22,335
Net accretion of acquired lease contracts	(849)	(2,526)
Net loss on sale and abandonment of assets	105	1,431
Amortization of debt issuance costs	999	1,049
Amortization of original discount on borrowings	983	1,056
Non-cash stock-based compensation	2,806	3,472
Provisions for losses on accounts receivable	901	232
Excess tax benefit related to vesting of restricted stock units	79	—
Deferred income taxes	(7,148)	(1,675)
Net change in operating assets and liabilities	(652)	(24,181)
Net cash provided by operating activities	35,791	10,191
Investing activities:
Purchase of leasehold improvements and equipment	(10,409)	(11,529)
Acquisitions	(40)	—
Cost of contracts purchased	(1,375)	(365)
Proceeds from sale of assets	366	143
Capitalized interest	(17)	—
Contingent payments for businesses acquired	(6)	(87)
Net cash used in investing activities	(11,481)	(11,838)
Financing activities:
Tax benefit from vesting of restricted stock units	(79)	—
Contingent payments for businesses acquired	(441)	(142)
(Payments) borrowings on senior credit facility	(1,850)	15,350
Payments on term loan	(24,815)	(16,875)
Distribution to noncontrolling interest	(2,211)	(2,156)
Redemptions of convertible debentures	(13)	—
Borrowing (payments) on other long-term debt obligations	153	(465)
Net cash used in financing activities	(29,256)	(4,288)
Effect of exchange rate changes on cash and cash equivalents	(47)	(240)
Decrease in cash and cash equivalents	(4,993)	(6,175)
Cash and cash equivalents at beginning of period	23,158	28,450
Cash and cash equivalents at end of period	$ 18,165	$ 22,275
Supplemental disclosures:
Cash paid (received) during the period for:
Interest	$ 10,665	$ 12,465
Income taxes, net	(1,637)	1,128

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED AND UNDERLYING GROSS PROFIT, ADJUSTED G&A, ADJUSTED NET INCOME, AND ADJUSTED NET INCOME PER SHARE
(in thousands, except for share and per share data, unaudited)
	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Gross profit
Gross profit, as reported	$43,621	$40,076	$126,807	$126,445
Add: Non-routine structural and other repairs	242	--	1,184	--
Adjusted gross profit	$43,863	$40,076	$127,991	$126,445
Subtract (Add): Net (accretion) amortization of acquired lease contract rights	(48)	487	(849)	(2,526)
Subtract: Asset sales, net	--	--	--	(2,700)
Subtract: Hurricane Sandy partial payment	(526)	--	(526)	--
Underlying gross profit	$43,289	$40,563	$126,616	$121,219

General and administrative expenses
General and administrative expenses, as reported	$24,123	$20,494	$75,185	$75,310
Subtract: Merger and integration related costs	(2,989)	(1,893)	(5,031)	(9,210)
Adjusted G&A	$21,134	$18,601	$70,154	$66,100

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$4,302	$3,744	$13,912	$6,928
Add: Non-routine structural and other repairs, after tax (1)	140	--	687	--
Add: Merger and integration related costs, after tax (2)	1,734	1,098	2,918	5,342
Subtract: Reversal of valuation allowance for deferred tax asset	--	--	(6,359)	--
Adjusted net income attributable to SP Plus	$6,176	$4,842	$11,158	$12,270

Net income per share, as reported
Basic	$0.20	$0.17	$0.63	$0.32
Diluted	$0.19	$0.17	$0.62	$0.31

Adjusted net income per share
Basic	$0.28	$0.22	$0.51	$0.56
Diluted	$0.28	$0.22	$0.50	$0.55

Weighted average shares outstanding
Basic	21,997,394	21,911,574	21,989,131	21,890,861
Diluted	22,426,787	22,285,723	22,392,572	22,226,030

(1) Non-routine structural and other repairs	242	--	1,184	--
Statutory tax rate	42.0%	42.0%	42.0%	42.0%
Non-routine structural and other repairs, after tax	$140	$0	$687	$0
EPS (dilution) due to non-routine structural and other repairs	($0.01)	$0.00	($0.03)	$0.00

(2) Total merger and integration related costs	2,989	1,893	5,031	9,210
Statutory tax rate	42.0%	42.0%	42.0%	42.0%
Total merger and integration related costs, after tax	$1,734	$1,098	$2,918	$5,342
EPS (dilution) due to merger and integration related costs	($0.08)	($0.05)	($0.13)	($0.24)

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income attributable to SP Plus, as reported	$4,302	$3,744	$13,912	$6,928
Add:
Income tax provision (benefit)	2,763	2,448	(421)	4,359
Interest expense, net	4,018	4,710	13,446	14,074
Depreciation and amortization expense	7,630	7,959	22,523	23,704
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$18,713	$18,861	$49,460	$49,065

Add: Non-routine structural and other repairs	242	--	1,184	--
Add: Merger and integration related costs	2,989	1,893	5,031	9,210
Adjusted EBITDA	$21,944	$20,754	$55,675	$58,275

SP PLUS CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Operating income	$11,868	$11,623	$29,099	$27,431
Depreciation and amortization	7,630	7,959	22,523	23,704
Non-cash stock-based compensation	865	1,004	2,806	3,472
Income tax (paid) received	(1,502)	(66)	1,637	(1,128)
Income attributable to noncontrolling interest	(785)	(721)	(2,162)	(2,070)
Change in operating assets and liabilities	(2,565)	(12,750)	(9,339)	(31,006)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(2,719)	(3,738)	(11,807)	(11,981)
Operating cash flow	$12,792	$3,311	$32,757	$8,422
Cash interest paid (before payment of debt issuance costs)	(3,497)	(4,286)	(10,665)	(12,465)

Free cash flow (1)	$9,295	($975)	$22,092	($4,043)
plus: Cash used for non-routine structural and other repairs	728	--	2,200	--
Adjusted free cash flow	$10,023	($975)	$24,292	($4,043)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net cash provided by operating activities	$12,737	$3,184	$35,791	$10,191
Net cash used in investing activities	(2,539)	(3,647)	(11,481)	(11,838)
Acquisitions	40	--	40	--
Distribution to noncontrolling interest	(839)	(544)	(2,211)	(2,156)
Effect of exchange rate changes on cash and cash equivalents	(104)	32	(47)	(240)
Free cash flow	$9,295	($975)	$22,092	($4,043)

SP PLUS CORPORATION
LOCATION COUNT

	September 30, 2014	December 31, 2013	September 30, 2013
Managed facilities	3,476	3,393	3,420
Leased facilities	789	850	857
Total facilities	4,265	4,243	4,277
CONTACT: Vance Johnston
         (312) 521-8409
         vjohnston@spplus.com